EXHIBIT 10.12

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is made as of April 11, 2006 (the “Effective Date”), by and between Discus Holdings, Inc., a California corporation with its principal place of business at 8550 Higuera St., Culver City, CA 90232 (“Discus”), Spectrum Dental, Inc., a California corporation with its principal place of business at 8554 Hayden Pl., Culver City, CA 90232 (“Spectrum”, and Discus and Spectrum will be considered collectively “Licensor”), and American Medical Technology, Inc. a Delaware corporation with its principal place of business at 5655 Bear Ln., Corpus Christi, TX 78405 (“AMT”).

RECITALS

A.            Licensor manufactures and sells certain proprietary dental products.

B.            AMT is a leading distributor of dental and other products.

C.            Licensor and AMT desire that Licensor appoint AMT as the exclusive distributor of such Licensor products in a designated territory, subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             APPOINTMENT AND LICENSES.

1.1           Exclusive Appointment. Subject to AMT’s compliance with the terms and conditions of this Agreement and subject to any limitations in this Agreement, Licensor appoints AMT, and AMT accepts such appointment, as the independent, exclusive distributor of the products listed in Exhibit A (“Products”) in and limited to the territory specified in Section 1.2 (“Territory”). Subject to AMT’s compliance with the terms and conditions of this Agreement, during the term of this Agreement, Licensor will not appoint another distributor of the Products in the Territory.

1.2           Territory. AMT will distribute the Products only to dealers throughout the world for resale to professional dental customers. Nothing herein shall provide AMT the right to sell Products directly to professional dental customers.

1.3           Technology License. Licensor shall deliver to AMT, promptly after the Effective Date, such packaging instructions, design materials, formulas, and other written specifications reasonably required to enable AMT to distribute the Products within the Territory (the “Specifications”). Licensor understands and acknowledges that the Products are manufactured through the use of those certain processes, know-how and related materials proprietary to Licensor and made available to AMT hereunder (the “Technology”). Licensor hereby grants AMT a worldwide, exclusive (except as set forth herein), non-transferable license during the term of this Agreement to use the Technology solely for the purpose of selling, offering to sell, exporting, distributing, marketing and supporting the Products as to the Territory. Except for the limited right to appoint other distributors to market and distribute the Products as contemplated herein, AMT shall have no right to sublicense the rights set forth herein.

1.4           Supply and Manufacturing. AMT acknowledges that Licensor has granted manufacturing rights using the Technology to Westside Packaging, Inc. (“Westside”), and that AMT shall purchase the Products from Westside pursuant to a Manufacturing Agreement between them. In the event that during the term of this Agreement AMT desires to either purchase the Products from another distributor or to obtain the rights to manufacture the Products on its own account, AMT must first obtain Licensor’s consent. Further, AMT acknowledges that Spectrum has various distribution arrangements in place with foreign distributors identified in Exhibit C, and that the parties will work together for Spectrum to transfer such arrangements to AMT or in the alternative to terminate such distribution relationships with Spectrum.

1.5           Trademark License. Subject to AMT’s compliance with the terms and conditions of this Agreement, Licensor grants to AMT an exclusive, non-transferable license to use the trade names, trademarks, logos and designations in or associated with the Products, as specified in Exhibit A (“Marks”), during the term of this Agreement, solely in connection with AMT’s marketing, promotion and distribution of the Products within the Territory. Any such use of a Mark by AMT must correctly attribute ownership of such mark to Licensor and must be in accordance with applicable law and Licensor’s then-current trademark usage guidelines. AMT will not remove or obscure any Marks on or in the Products, and will not attach any additional trademarks, logos or trade designations on or to the Products. For the avoidance of doubt, the preceding language will not prohibit AMT from noting AMT as the exclusive distributor of the Products or providing contact information of AMT for questions and problems relating to the Products. AMT acknowledges and agrees that Licensor owns the Marks and that any and all goodwill and other proprietary rights that are created by or that result from AMT’s use of a Mark hereunder inure solely to the benefit of Licensor. AMT will at no time contest or aid in contesting the validity or ownership of any Mark or take any action in derogation of Licensor’s rights therein, including, without limitation, selling any Product (other than Licensor’s) or applying to register any trademark, trade name or other designation that is confusingly similar to any Mark.

1.6           License Restrictions. AMT may use the Technology only in connection with the Products and may make the Products available only in connection with the Marks. AMT may not market the Products under any other mark, and may not modify the Marks in any manner. All rights not expressly granted hereunder are reserved to Licensor. The Technology and all intellectual property rights therein are and will remain the sole and exclusive property of Licensor. AMT will reproduce on each copy it makes of the Technology and Specifications, and will not alter remove or obscure, any intellectual property rights notices of Licensor that may appears on the Technology and Specifications as provided to AMT.

2.             AMT’S OBLIGATIONS.

2.1           Manufacturing and Promotion. AMT will promote and advertise the Products in accordance with Licensor’s reasonable policies, as announced from time to time. AMT will obtain Licensor’s prior approval of any promotional or advertising materials relating to the Products that are not expressly authorized by Licensor’s policies before publishing or distributing such materials. In the event that AMT manufactures the Products as permitted under this Agreement, AMT agrees that the nature and the quality of the Products shall conform to the quality standards set forth by Licensor, as set forth in the Specifications as may be updated by Licensor from time to time. In no event shall the Products fail to meet applicable widely-accepted industry standards, including any laws or regulations governing the Products. AMT also agrees to furnish Licensor from time to time representative samples of the Products for purposes of determining that such Products conform to the Specifications, and agrees to permit Licensor to inspect, from time to time, the facilities at which AMT manufactures the Products, as applicable.

2.2           Minimum Commitments. AMT will market and sell at least the minimum quantities of each Licensor Product for each of the periods specified in Exhibit B. If AMT does not market and sell the minimum quantities specified in Exhibit B during any such period, then, upon Licensor’s request, AMT will promptly provide Licensor with a written report explaining AMT’s failure to meet its minimum quantity, and Licensor will have the right, in its sole discretion, to do any of the following: (i) revise the minimum quantities specified in Exhibit B for future periods; or (ii) terminate this Agreement for cause, effective immediately upon notice to AMT, in the event that AMT does not cure such breach within thirty (30) days after notice from Licensor by achieving the Minimum Commitment during such thirty (30) day period.

2.3           AMT Personnel. AMT will maintain sufficient technical and sales personnel having the knowledge and skills necessary to: (i) inform customers about the features and capabilities of the Products and, to the extent necessary, competitive products; (ii) service and support the Products in accordance with AMT’s obligations under this Agreement; and (iii) otherwise perform its obligations under this Agreement. AMT will, at its expense, comply with Licensor’s minimum training requirements for distributors of the Products.

2.4           Support. AMT will provide prompt and comprehensive pre-sales and post-sales support services for the Products to AMT’s customers in the Territory.

2.5           Packaging. AMT will distribute the Products unmodified and with all packaging and proprietary rights statements intact as provided in the Specifications, and any changes to such packaging or marking shall require Licensor’s pre-approval. Additionally, AMT will be responsible for providing any limited license agreements or limited warranty statements to customers, and all such agreements shall be between AMT and the customer. Licensor shall not be a party to such agreements.

2.6           Business Conduct. AMT will: (i) conduct business in a manner that reflects favorably at all times on the Products and the good name, goodwill and reputation of Licensor; (ii) make no false or misleading representations or advertisements with regard to Licensor or the Products; and (iii) make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of the Products that are inconsistent with the literature distributed by Licensor.

2.7           Inventory. AMT will maintain an inventory of the Products sufficient to meet the needs of its customers on a timely basis, but, in any event, at least an inventory sufficient to meet AMT’s reasonably anticipated demands for any thirty (30) day period.

2.8           Maintenance of Regulatory Approvals, Licenses, Certifications and CE Mark.

2.8.1 AMT shall be fully responsible for obtaining all necessary recertification and registration for AMT to sell Products. AMT shall also maintain in good standing all necessary regulatory approvals, licenses, ISO certifications and CE Markings currently issued under Licensor’s name in countries previously listed by Licensor and for notifying the issuing parties and/or governmental agencies in each country where such regulatory approvals, licenses, ISO certifications and CE Markings have been issued under Licensor’s name.

2.8.2 AMT will be solely responsible for maintaining all obligations required as part of any regulatory approvals, licenses, ISO certifications and CE Markings issued under Licensor’s name. All such efforts shall be undertaken at AMT’s cost.

2.8.3 AMT will be solely responsible for ensuring that the promotion, marketing, sales and distribution of Products is conducted in compliance with all regulations applicable to Products in each country where such activities take place. AMT commits to ensure that all regulatory approvals, licenses, ISO certifications and CE Markings are properly maintained or obtained, as applicable, such that there is no impairment of the good name and goodwill of Licensor.

2.8.4 AMT will be solely responsible for communicating with pertinent governmental agencies or other regulating bodies with respect to all regulatory approvals, licenses, ISO certifications and CE Markings currently issued under Licensor’s name

2.9           Costs for Maintaining Registered Trademarks. AMT agrees to reimburse Licensor for Licensor’s costs relating to the maintenance of Product’s trademarks in all applicable jurisdictions.

2.10         Insurance. AMT agrees to procure and to maintain general comprehensive liability insurance covering each occurrence of bodily injury and property damage in the amount of not less than $1,000,000 per occurrence, $10,000,000 aggregate coverage, with endorsements for product and completed operations, blanket contractual liability, and vendor’s liability. AMT agrees to furnish upon request by the Licensor a certificate of insurance indicating coverage in the required amounts and stating that the insurer shall endeavor to give Licensor written notice at least thirty (30) days prior to any cancellation, non-renewal, or material change in coverage. Licensor must be named as an additional insured or loss payee

3.             RECORDS AND REPORTS.

3.1           Reports. Commencing with the third calendar quarter of 2006, and within thirty (30) after the end of each calendar quarter thereafter, AMT will provide Licensor with a written report that includes: (i) AMT’s net sales and shipments of each Licensor Product for that calendar quarter, by dollar volume and number of units, both in the aggregate and for such categories as Licensor may designate from time to time; (ii) AMT’s current inventory levels of the Products, both in the aggregate and by Licensor Product; and (iii) any other information requested by Licensor. AMT’s report will comply in form and substance with Licensor’s reporting requirements, as they are reasonably determined by Licensor and communicated to AMT from time to time.

3.2           Notification. AMT will promptly notify Licensor of any: (i) claim or proceeding involving the Products; or (ii) claimed or suspected Licensor Product defects.

3.3           Records. During the term of this Agreement and for a period of three (3) years after any termination or expiration thereof, AMT will maintain complete and accurate books, records and accounts relating to the distribution of the Products, and will permit Licensor’s authorized representatives to examine them on reasonable prior notice.

4.             CONSIDERATION.

As consideration for the licenses granted by Licensor to AMT hereunder, AMT shall grant to Discus a certain warrant, and the parties shall grant to the other certain options, all as set forth in that certain warrant to purchase common stock of AMT and that certain Put and Call Option Agreement between the parties executed on even date herewith.

5.             TERM AND TERMINATION.

5.1           Term. This Agreement commences on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in effect for a term of five (5) years thereafter. At the end of such five (5) year term, this Agreement will automatically expire unless the parties mutually agree in writing to renew this Agreement at least thirty (30) days prior to such automatic expiration. Further, this Agreement will automatically terminate in the event that either party exercises its rights under that certain Put and Call Option Agreement between the parties identified in Section 4 hereof.

5.2           Termination For Cause. Either party may terminate this Agreement, at any time, if the other party breaches any material term of this Agreement and fails to cure that breach within thirty (30) days after notice thereof from the non-breaching party, assuming such breach is capable of being cured. Licensor may also terminate this Agreement, at any time, if any one of the following occurs:

(i) at any time commencing with the following:  (a) starting December 31, 2006, for a proceeding six (6) consecutive month rolling period, (b) starting March 31, 2007, for a proceeding nine (9) consecutive month rolling period, and (c) starting June 30, 2007, and continuing for the remainder of the Term, for a proceeding twelve (12) consecutive month rolling period, AMT fails to maintain positive net income in accordance with generally accepted accounting principles during the applicable rolling period;

(ii) AMT becomes the subject of a voluntary or involuntary petition in bankruptcy or proceeding relating to insolvency, receivership, or liquidation for the benefit of creditors;

(iii) AMT is (a) merged or consolidated, (b) sells all or substantially all of its assets, or (c) is subject to any substantial change in ownership, management or control without written approval from Discus;

(iv) the common stock of AMT is no longer trading, or permitted to be traded, in any domestic securities market, or AMT is not in compliance with applicable securities laws;

(v) AMT defaults on any debt owed to any third party where such debt is in excess of Fifty Thousand Dollars ($50,000);

(vi) AMT or its assets are the subject of any involuntary lien, levy, injunction or attachment relating to a portion of AMT’s property in an amount in excess of Fifty Thousand Dollars ($50,000);

(vii) any judgment is rendered against AMT in an amount in excess of Fifty Thousand Dollars ($50,000);

(viii) AMT states in writing its inability to pay, or is generally unable to pay, its debts as they become due or ceases operations;

(ix) any change in AMT’s results of operation or condition (financial or otherwise) which in Licensor’s sole opinion has or could have a material adverse effect on the condition (financial or otherwise) of AMT and its business, properties or prospects or AMTs ability to perform its obligations hereunder;

(x) AMT receives a “going concern” letter from its independent auditors;

(xi) any license or permit necessary for AMT to conduct its business as presently conducted is revoked or threatened with revocation; or

(xii) AMT changes substantially the nature of its business as presently conducted; or

(xiii) AMT fails to maintain the insurance as set forth in Section 2.10 of this Agreement.

5.3           Effect of Termination. Upon the termination or expiration of this Agreement: (i)  each party will promptly return to the other party or destroy all Confidential Information of the other party in its possession or control, and will provide the other party with a certification, signed by one of its officers, certifying the return or destruction of all such Confidential Information; (ii) AMT will cease using the Marks and promoting and advertising the Products and (iii) the all licenses hereunder shall terminate.

5.4           Survival. The rights and obligations of the parties under Sections 3.3, 5.3, 5.4, 6, 7, 8, 9, and 10 will survive the termination or expiration of this Agreement.

6.             CONFIDENTIALITY.

6.1           Definition. “Confidential Information” means: (i) any non-public information of a party, including, without limitation, any information relating to a party’s current and planned products and services, technology, techniques, know-how, research, engineering, designs, finances, accounts, procurement requirements, manufacturing, customer lists, business forecasts and marketing plans, including without limitation the Specifications and the Technology; (ii) any other information of a party that is disclosed in writing and is conspicuously designated as “Confidential” at the time of disclosure or that is disclosed orally, is identified as “Confidential” at the time of disclosure, and is summarized in a writing sent by the disclosing party to the receiving party within thirty (30) days of any such disclosure; and (iii) the specific terms and pricing set forth in this Agreement.

6.2           Exclusions. The obligations in Section 6.3 will not apply to the extent any information: (i) is or becomes generally known to the public through no fault of or breach of this Agreement by the receiving party; (ii) was rightfully in the receiving party’s possession at the time of disclosure, without an obligation of confidentiality; (iii) is independently developed by the receiving party without use of the disclosing party’s Confidential Information; or (iv) is rightfully obtained by the receiving party from a third party without restriction on use or disclosure.

6.3           Obligations. Each party will not use the other party’s Confidential Information, except as necessary for the performance of this Agreement, and will not disclose such Confidential Information to any third party, except to those of its employees and subcontractors that need to know such Confidential Information for the performance of this Agreement, provided that each such employee and subcontractor is subject to a written agreement that includes binding use and disclosure restrictions that are at least as protective as those set forth herein. Each party will use all reasonable efforts to maintain the confidentiality of all of the other party’s Confidential Information in its possession or control, but in no event less than the efforts that it ordinarily uses with respect to its own confidential information of similar nature and importance. The foregoing obligations will not restrict either party from disclosing the other party’s Confidential Information or the terms and conditions of this Agreement: (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the party required to make such a disclosure gives reasonable notice to the other party to enable it to contest such order or requirement; (ii) on a confidential basis to its legal or professional financial advisors; (iii) as required under applicable securities regulations; or (iv) on a confidential basis to present or future providers of venture capital and/or potential private investors in or acquirers of such party.

7.             WARRANTY. LICENSOR MAKES NO REPRESENTATIONS TO AMT OR TO ANY OTHER PARTY REGARDING ANY PRODUCTS OR SERVICES PROVIDED BY LICENSOR. TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, LICENSOR DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY WARRANTIES ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE. AMT WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS IN LICENSOR’S NAME OR ON LICENSOR’S BEHALF.

8.             INDEMNITIES.

8.1           Licensor Indemnity. Licensor will defend or settle any lawsuit brought against AMT, and only AMT, to the extent that it is based upon a third-party claim that Licensor’s use of the Technology, as provided by Licensor to AMT under this Agreement, infringes any United States patent or any copyright or misappropriates any trade secret, and will pay any costs and damages made in settlement or awarded against AMT in final judgment resulting from any such claim, provided that AMT: (i) gives Licensor prompt notice of any such claim; (ii) gives Licensor sole control of the defense and any related settlement of any such claim; and (iii) gives Licensor, at Licensor’s expense, all reasonable information, assistance, cooperation and authority in connection with the foregoing. Licensor will not be bound by any settlement or compromise that AMT enters into without Licensor’s express prior consent.

8.2           Injunctions. If AMT’s rights to use the Technology under the terms of this Agreement is, or in Licensor’s opinion is likely to be, enjoined due to the type of claim specified in Section 8.1, then Licensor may, at its sole option and expense: (i) procure for AMT the right to continue to use and distribute such Technology under the terms of this Agreement; (ii) replace or modify such Technology so that it is non-infringing; or (iii) if options (i) and (ii) above cannot be reasonably accomplished, then Licensor may terminate AMT’s rights and Licensor’s obligations hereunder with respect to such Technology.

8.3           Indemnity Exclusions. Licensor will have no obligation under Sections 8.1 or 8.2 for any claim of infringement or misappropriation to the extent that it results from: (i) the combination, operation or use of the Technology with or in equipment, products, or processes not provided by Licensor or authorized in the Specifications; or (ii) modifications to a Licensor Product other than as authorized in the Specifications or otherwise approved by Licensor. The foregoing clauses (i) and (ii) are referred to collectively as “Indemnity Exclusions”.

8.4           Limitation. THE FOREGOING PROVISIONS OF THIS SECTION 8 SET FORTH LICENSOR’S SOLE AND EXCLUSIVE LIABILITY AND AMT’S SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIMS OF INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OR PROPRIETARY RIGHTS OF ANY KIND.

8.5           AMT Indemnity. AMT will defend or settle, indemnify and hold Licensor harmless from any liability, damages and expenses (including court costs and reasonable attorneys’ fees) arising out of or resulting from any third-party claim based on or otherwise attributable to: (i) AMT’s negligence or intentional conduct; (ii) any misrepresentations made by AMT with respect to Licensor or the Products; or (iii) an Indemnity Exclusion.

9.             LIABILITY.

9.1           Exclusion of Certain Damages. IN NO EVENT WILL LICENSOR BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR REVENUE, LOSS OF USE, LOST BUSINESS OPPORTUNITIES OR LOSS OF GOODWILL), OR FOR THE COSTS OF PROCURING SUBSTITUTE PRODUCTS, ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF ANY

PRODUCTS OR SERVICES PROVIDED BY LICENSOR, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, WHETHER OR NOT LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE PARTIES HAVE AGREED THAT THESE LIMITATIONS WILL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

9.2           Total Liability. LICENSOR’S TOTAL LIABILITY TO AMT UNDER THIS AGREEMENT, FROM ALL CAUSES OF ACTION AND UNDER ALL THEORIES OF LIABILITY, WILL BE LIMITED TO FIVE HUNDRED THOUSAND DOLLARS ($500,000).

9.3           Basis of Bargain. The parties expressly acknowledge and agree that Licensor has set its prices and entered into this Agreement in reliance upon the limitations of liability specified herein, which allocate the risk between Licensor and AMT and form an essential basis of the bargain between the parties.

10.          GENERAL.

10.1         Assignment. AMT may not assign or transfer this Agreement, in whole or in part, by operation of law or otherwise, without Licensor’s express prior consent. Any attempt to assign or transfer this Agreement, without such consent, will be null and of no effect. Subject to the foregoing, this Agreement will bind and inure to the benefit of each party’s permitted successors and assigns.

10.2         Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding its conflict of laws principles. The parties disclaim application of the United Nations Convention on Contracts for the International Sale of Goods. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Central District of California and the parties hereby irrevocably consent to the personal jurisdiction and venue therein.

10.3         Compliance with Law. AMT will have and maintain all permits and licenses required by any governmental unit or agency and will comply with all applicable laws and regulations, including United States export laws, in performing its this Agreement and with respect to the Products.

10.4         Attorneys’ Fees. The prevailing party in any dispute between the parties relating to this Agreement will be entitled to recover all attorneys’ fees, costs and other expenses that it incurs in connection with such dispute.

10.5         Nonexclusive Remedy. Except as expressly set forth in this Agreement, the exercise by either party of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

10.6         Notices. All notices, approvals, consents and other communications required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service with written verification of receipt, or by registered or certified mail, return receipt requested, postage prepaid, and, in each instance, will be deemed given upon receipt. All such notices, approvals, consents and other communications will be sent to the addresses set forth above or to such other address as may be specified by either party to the other party in accordance with this Section.

10.7         Force Majeure. Neither party will be responsible for any failure or delay in its performance under this Agreement (except for any payment obligations) due to causes beyond its reasonable control, including, but not limited to, labor disputes, strikes, lockouts, shortages of or inability to obtain energy, raw materials or supplies, war, terrorism, riot, or acts of God.

10.8         Relationship of the Parties. The parties are independent contractors and this Agreement will not establish any relationship of partnership,

joint venture, employment, franchise or agency between the parties. Neither part y will have the power to bind the other party or to incur any obligations on its behalf, without the other party’s prior consent.

10.9         Waiver. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

10.10       Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in full force and effect.

10.11       Equitable Relief. AMT acknowledges that any breach of its obligations under this Agreement with respect to the proprietary rights or Confidential Information of Licensor will cause Licensor irreparable injury and significant injury for which there are inadequate remedies at law. Accordingly, Licensor will be entitled to obtain immediate equitable relief to enjoin any such breach, in addition to all other rights and remedies that it may have under this Agreement, at law or otherwise.

10.12       Entire Agreement. This Agreement, including all exhibits hereto, constitutes the complete and exclusive understanding and agreement between the parties regarding its subject matter and supercedes all prior or contemporaneous agreements or understandings, whether written or oral, relating to its subject matter. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by duly authorized representatives of each party.

10.13       Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

AMERICAN MEDICAL TECHNOLOGIES:		DISCUS HOLDINGS, INC.:

By:	/s/ Roger Dartt	By:	/s/ Ken Rosenblood

Name:	Roger Dartt	Name:	Ken Rosenblood

Title:	Chief Executive Officer	Title:	Chief Operating Officer

Date:	April 11, 2006	Date:	April 11, 2006

SPECTRUM DENTAL, INC:

		By:	/s/Ken Rosenblood

		Name:	Ken Rosenblood

		Title:	Chief Operating Officer

		Date:	April 11, 2006

Exhibit A

Products and Marks

PRODUCTS:
contrastpm®

Item #	Description
ZD1112	contrastpm 2 Syringe Touch Up kit / Pack of 6 Units - 10%
ZD1212	contrastpm 2 Syringe Touch Up kit / Pack of 6 Units - 15%
ZD1312	contrastpm 2 Syringe Touch Up kit / Pack of 6 Units - 20%
12 6 packs = 1 case
ZD1100	contrastpm 4 Syringe Mini kit - 10%
ZD1200	contrastpm 4 Syringe Mini kit - 15%
ZD1300	contrastpm 4 Syringe Mini kit - 20%
12 units = 1 case
ZD1115	contrastpm Full Patient kit / 8 Syringes, 2 EVA, Tray Case - 10%
ZD1215	contrastpm Full Patient kit / 8 Syringes, 2 EVA, Tray Case - 15%
ZD1315	contrastpm Full Patient kit / 8 Syringes, 2 EVA, Tray Case - 20%
12 units = 1 case
ZD1111	contrastpm 4 Syringe Bulk Pack - 10% (contains 10 ZD1100’s)
ZD1211	contrastpm 4 Syringe Bulk Pack - 15% (contains 10 ZD1200’s)
ZD1311	contrastpm 4 Syringe Bulk Pack - 20% (contains 10 ZD1300’s)
1 unit = 1 case
contrastpm®plus
ZD2100	contrastpmplus 4 Syringe Mini kit - 10% (plus = w/ potassium nitrate)
ZD2200	contrastpmplus 4 Syringe Mini kit - 15% (plus = w/ potassium nitrate)
ZD2300	contrastpmplus 4 Syringe Mini kit - 20% (plus = w/ potassium nitrate)
12 units = 1 case
ZD2115	contrastpmplus Full Patient kit / 8 Syr, 2 EVA, Tray Case - 10%
ZD2215	contrastpmplus Full Patient kit / 8 Syr, 2 EVA, Tray Case - 15%
12 units = 1 case
ZD2111	contrastpmplus 4 Syringe Bulk Pack - 10% (contains 10 ZD2100’s)
ZD2211	contrastpmplus 4 Syringe Bulk Pack - 15% (contains 10 ZD2200’s)
ZD2311	contrastpmplus 4 Syringe Bulk Pack - 20% (contains 10 ZD2300’s)
1 unit = 1 case
constrastpm® Auxiliary Products
ZD1320	1.1% Neutral Sodium Fluoride (4 syringes 1.3 grams each)
ZD1017	Light Curable Resin (4 syringes 1.3 g each, w/ new improved dispensing tip)
MM1001	Tray Cases - Blue (12 units per pack)
MM1002	EVA Tray Material “.040” (12 sheets per pack)
contrastam™ chairside
ZD3012	contrastam™ Chairside Whitening Power Pack
(contains materials for 6 patients - 4:1 syringes whitening gel, FastDam, brushes, neutral sodium fluoride)
12 units = 1 case
ZD1440	contrastam™ Chairside Whitening Combination Kit
(contains chairside & take home materials for 1 patient - 4:1 syringe whitening gel, FastDam, brushes, neutral sodium fluoride, contrastpm T/U kit-15%,

EVA, tray case)
12 units = 1 case
contrastam™ Chairside Auxiliary Products
ZD1426	FastDam™ Soft Tissue Isolation (contains 4 syringes 1.3g each)
ZD1423	FastTrak™ Tongue & Cheek Retractors - Small (Bag of 10)
ZD1424	FastTrak™ Tongue & Cheek Retractors - Medium (Bag of 10)
ZD1425	FastTrak™ Tongue & Cheek Retractors - Large (Bag of 10)

MARKS:  Contrastpm®, Contrastpm®plus, Contrastam®, FastDam®, and FastTrack™

Exhibit B

Minimum Commitment Schedule

Minimum Commitment Schedule

Commencing with the third calendar quarter of 2006 and continuing on a six-month basis through the remainder of the Term, AMT shall sell Products in amounts sufficient to earn Net Sales of at least Five Hundred Thousand Dollars ($500,000) per six month period during the remainder of the Term (the “Minimum Commitment.”)

At the beginning of each calendar year remaining in the Term, the Minimum Commitment shall automatically increase by five percent (5%) from the amount in the preceding year.

“Net Sales” means gross revenues received by AMT for the sale of Products less sales tax, returns and allowances.

Exhibit C

Current International Distributors

Country / Region	Name & Address	Contact	Account #	Account Type
Argentina	Casa Benard	Fabio Peisajovich	241142	Export
	Marcelo T Alvear 2008	Tel 011 541 149 640 533
	Buenos Aires 1122	Fax 011 541 149 640 094
	Argentina	bernar@dd.com.ar
Bolivia	G-Dental	Sergio Salinas	286712	Export
	Calle Jordan E-0170	Tel. 011 591 442 24047
	Casilla De Correos 316	Fax 011 591 442 56520
	Cochabamba, Bolivia	gdental@supernet.com.bo
Colombia	Odontomedica/Inversiones Almalgadent	Juan Carlos Sarmiento	234400	Export
	Carrera 11 # 67	Tel. 011 57 1 313 1082
	Bogota, D.C.	Fax 011 57 1 345 9093
	Colombia S.A.	jucasar@andinet.com
Costa Rica	Prisma Dental	Josef Cordero, DDS	228211	Export
	Rhormose-Boulevar de Plaza Mayor	Tel. 011 506 291 5000
	300 mts Oeste, 3 Piso	Fax. 011 506 291 5454
	San Jose, Costa Rica	dental@racsa.co.cr
Ecuador	Eximed	Ivan Jara	120916	Export
	6864 S. Waterway Drive	Tel. 305 593 2222
	Miami, FL 33155	Fax 305 668 0490
Europe	ContrastEurope	Jos Overmeer	116138	ContrastEurope
	Prof. Eykmanweg 11	Tel. 011 31 416 650 250
	Waalwijk 6144	Fax 011 31 416 652 178
chantal@contrasteurope.nl
Israel	Delta Chakir	Zvi Chakir	221891	Distributor
	20 Amagshimim Street	Tel. 011 97 23 922 2663
	Matalon Center	Fax 011 97 23 922 0859
Petah Tikva
Japan	K Corporation*/Wavelengths	Hiro Kusumoto	194293	Distributor
	1-11-6 River-point Tower 1607	Tel. 011 81 3 2 3443 6931
	Tsukuda, Chio-Ku	Fax 011 81 3 5560 3702
Tokyo 104-0051
Japan	Sun Systems	Melissa Lukasewski	106205	Distributor
	23900 Hawthorne Blvd., Ste 100	Tel. 310 375 6481
	Torrance, CA 90505	Fax. 310 375 6476
Middle East	Piro Trading International	Caroline Piro	264658	Export
	1125 N. Golden Blvd., Suite G	Tel. 209 667 7204
	Turlock, CA 95380	Fax. 209 667 8506
pirointl.@aol.com
Peru	Manufacturas Calidad Total	Victor Flores	228017	Export

	Calle Pedro de Halcon	Tel. 011 51 323 2472
	104 Urb Valle de Hermoso de Monterr	Fax 011 51 147 38404
	Lima	vict_flores@hotmail.com
Philipines	AVM Ortho	Alma San Agustin	240894	Export
	Recuerdo Townhouse, Unit E	Tel. 011 632 843 6208
	6623 E. Ramos Street	Fax. 011 632 893 7696
	Makati City, Philippines	avmortho@skynet.net
Saudi Arabia	KH JDS/Jeddah Dental Supply	Dr. Khaled M. Abdalwassi	250960	Export
	6590 Palestine Street	Tel. 011 966 266 9246
	Jeddah 21452, Saudi Arabia	khjds@hotmail.com
South Africa	Digismart Systems	Rodney Keetz	194042	Export
	13th Floor, Bedford Centre	Tel. 011 27 1 616 0781
	Bedfordview, Johannesburg 2047	Fax 011 27 1 616 0754
digismart@mweb.co.za
Taiwan	Macorich Enterprises		228729	Export
	6F, No. 53, Sec 2, Fu Hsin Road	Tel. 011 886 2 2732 1012
	Hsin Chuang City	Fax 011 886 2 2735 9438
Taipen County
Vietnam	Vo Hein/ Vietco	Nguyen	271033	Distributor
	125 Le Thi Rieng St.	Tel. 011 84 8 925 6501
	HCMC	Fax. 011 84 8 925 6500
	Vietnam	vn_nhaviet@yahoo.com
Korea	OJ Alliance	Miyong	263234	Distributor
	1318 Hyundai Hyel, 713 Suseo-Dong	Tel. 82 2 2040 7771
	Kangnam-Gu	Fax. 82 2 2040 7693
	Seoul, Korea 135-539	myyun@ojalliance.com